EXHIBIT 99.1

Air Methods Reports 1Q2011 Results and 2Q2011 Update

First Quarter Fully-Diluted EPS Increases From $0.01 to $0.47 Year-Over-Year

DENVER, May 5, 2011 (GLOBE NEWSWIRE) -- Air Methods Corporation (Nasdaq:AIRM), the largest air medical transportation company in the world, reported financial results for the quarter ended March 31, 2011 and provided an update on April 2011 flight volume. For the quarter, revenue increased 11% to $131.9 million from $118.5 million in the prior-year quarter. Net income for the first quarter of 2011 was $6.0 million, or $0.47 per diluted share, compared with net income of $0.1 million, or $0.01 per diluted share, in the first quarter of 2010. The current-year quarter includes a pre-tax, non-cash gain of $1.0 million for the mark to market of a fuel derivative, compared with a pre-tax, non-cash loss of $0.2 million in the prior-year quarter.

Community-based patient transports were 8,875 during the current-year quarter, compared with 8,592 in the prior-year quarter, a 3% increase. Patients transported for community bases in operation greater than one year (Same-Base Transports) decreased by 1% or 114 transports, while weather cancellations for these same bases increased by 324 transports compared with the prior-year quarter. Requests for community-based service increased 3% for bases open greater than one year. Net revenue per community-based transport increased 16% from $7,621 to $8,837 in the current-year quarter reflecting current and prior-year price increases.

Maintenance expense decreased $0.6 million or 3% compared with the prior-year quarter, despite a 3% increase in flight hours. This improvement was attributed to benefit of fleet replacement activities and lower costs associated with major aircraft component overhauls or replacements. Fuel expense decreased by $0.4 million to $2.5 million compared with the prior-year quarter, reflecting a 13% decrease per hour flown due to fuel derivative gains and cash settlements.

For the first quarter, community-based divisional revenue increased 20% to $80.0 million, compared to $66.7 million in the prior year, while segment net income increased to $10.5 million from $0.9 million. Hospital-based divisional revenue decreased 4% to $46.1 million from $48.0 million in the prior-year period, while segment net income increased 3% to $4.1 million compared with $4.0 million in the prior-year quarter. Decrease in hospital-based divisional revenue was partially attributed to the conversion of three contracts to a community-based service subsequent to the first quarter of 2010. Products Division's external revenue increased 49% to $5.8 million compared with $3.9 million in the prior-year quarter, while its external segment net income increased by $1.5 million as compared with the prior-year quarter.

The Company also provided an update on preliminary April 2011 flight volume. Total community-based transports were 3,205 during April 2011 compared with 3,478 in April 2010. April 2011 Same-Base Transports decreased by 411 transports, or 12%, as compared with April 2010. Weather cancellations during April 2011 for these same bases increased by 411 compared with the prior-year month.

Aaron Todd, CEO, stated, "We are pleased with the strong start to our 2011 fiscal year, despite higher weather cancellations experienced within our flight operations. We are especially encouraged by the increase in requests for service for community-bases open greater than one year. Although weather was very severe in April 2011 compared with April 2010, weather cancellations in April 2010 were the second fewest of the entire year and were by far the fewest for the second quarter of 2010. We are also pleased to have experienced moderation in our maintenance expenditures, following higher than anticipated maintenance expense experienced during the previous year."

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern. Interested parties can access the call by dialing (877) 883-0656 (domestic) or (706) 643-8826 (international), or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 63074081, for 3 days following the call, and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is a leader in emergency air medical transportation and medical services. The Hospital Based Services Division is the largest provider of air medical transport services for hospitals. The Community Based Services Division is one of the largest community-based providers of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 300 helicopters and fixed wing aircraft.

The Air Methods Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6955.

Forward-Looking Statements: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to, the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.

Please contact Christine Clarke at (303) 792-7579 to be included on the Company's fax and/or mailing list.

AIR METHODS CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2011	December 31, 2010

ASSETS

Current assets:
Cash and cash equivalents	$ 56,412	60,710
Trade receivables, net	128,342	132,329
Other current assets	51,991	45,034

Total current assets	236,745	238,073

Net property and equipment	210,600	200,875
Other assets, net	38,562	35,731

Total assets	$ 485,907	474,679

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to assets held for sale	$ 6,714	--
Current portion of indebtedness	15,611	15,835
Accounts payable, accrued expenses and other	59,922	58,217

Total current liabilities	82,247	74,052

Long-term indebtedness	77,551	81,305
Other non-current liabilities	72,184	73,566

Total liabilities	231,982	228,923

Total stockholders' equity	253,925	245,756

Total liabilities and stockholders' equity	$ 485,907	474,679

AIR METHODS CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share amounts)

	Quarter Ended March 31,
	2011	2010

Revenue:
Flight operations	$ 124,521	113,279
Product operations	5,801	3,905
Other	1,583	1,318
Total revenue	131,905	118,502

Expenses:
Operating expenses	95,866	95,391
General and administrative	18,307	15,935
Depreciation and amortization	6,709	5,595
	120,882	116,921

Operating income	11,023	1,581

Interest expense	(1,328)	(1,461)
Other, net	180	46

Income before income taxes	9,875	166

Income tax expense	(3,889)	(63)

Net income	$ 5,986	103

Income per common share:
Basic	$ 0.47	0.01
Diluted	$ 0.47	0.01

Weighted average common shares outstanding - basic	12,607,522	12,459,592
Weighted average common shares outstanding - diluted	12,758,669	12,529,664
CONTACT: Aaron D. Todd, Chief Executive Officer
         (303) 792-7413